EXHIBIT 99.1

FOR IMMEDIATE RELEASE      CONTACT:       Day Runner, Inc.
                                          Judy Tucker
                                          Vice President, Business Development
                                          714/680-3500, Ext. 3171
                                          Jenifer Kirtland
                                          Director, Investor Relations
                                          714/680-3500, Ext. 3697

                                          Morgen-Walke Associates, Inc.
                                          Doug Sherk/Elizabeth Snowden
                                          415/296-7383
                                          Mark Owen
                                          212/850-5600

             DAY RUNNER(R) ANNOUNCES CLOSING OF FILOFAX ACQUISITION

      IRVINE, CA. October 30, 1998. Day Runner, Inc. (Nasdaq/NMS: DAYR) today announced that it has assumed control of Filofax Group plc. Day Runner now owns or has received valid acceptances of its recommended cash tender offer for Filofax totaling 20,936,994 shares, representing approximately 86.86% of that company's outstanding shares. Filofax will operate as a subsidiary of Day Runner. Filofax's managing director, Christopher Brace, will head Filofax's operations, reporting directly to Day Runner chief executive officer James E. Freeman, Jr., and Michael Ball will continue as group finance director, reporting to Mr. Brace. Day Runner's offer is for (pound)2.10 per share ($3.52 at yesterday's exchange rate), and the transaction is valued at approximately $85.8 million.

      Day Runner chairman Mark Vidovich commented, "We are delighted that Filofax is now part of the Day Runner group. We're confident that the Filofax brand will be an excellent complement to Day Runner's current product lines, and we believe that Filofax's established distribution in key markets outside the U.S. offers substantial growth opportunities. We look forward to working closely with Filofax's management to build the business."

      All conditions to Day Runner's offer, including anti-trust approval, have been satisfied or waived, and Day Runner has declared its offer for Filofax unconditional in all respects. The offer will remain open for acceptance until 3:00 p.m. London time, November 12, 1998.

      Valid acceptances of Day Runner's offer received by 3:00 p.m. London time yesterday totaled 17,346,994 Filofax shares, representing approximately 71.97% of Filofax's outstanding shares. This included acceptances for 5,373,084 Filofax shares representing approximately 22.29% of Filofax's outstanding shares, held by directors and a former director of Filofax and certain of their families and associated interests who entered into irrevocable undertakings to accept the offer. In addition, Day Runner owns 3,590,000 Filofax shares, representing approximately 14.89% of the outstanding shares, that it bought on the open market subsequent to announcing its offer on September 24th.

      Filofax is the leading producer of loose-leaf personal organizers for the UK retail market, and the Filofax brand name is widely recognized in a number of other key markets around the world. In addition to its core personal organizer business, Filofax markets business forms and high-end pens. Filofax has wholly owned sales subsidiaries in France, Germany, Hong Kong, Scandinavia, the UK and the U.S. and sells primarily through retail distribution channels in each market.

      Filofax's sales from continuing operations for its fiscal year ended March 31, 1998 were approximately (pound)37.7 million (approximately US$63.3 million), with approximately US$54.7 million, or 86.4%, to markets outside the U.S. Day Runner's sales for its fiscal year ended June 30, 1998 were approximately $167.8 million, with approximately $12.2 million, or 7.3%, to markets outside the U.S. Financial statements have been translated using an exchange rate of 1.68.

      Day Runner is a marketer of personal organizing products to broad-based consumer audiences through retail distribution. The Company is the leading developer, manufacturer and marketer of paper-based organizers for the U.S. retail market and also develops, manufactures and markets a number of related organizing products, including telephone/address books, appointment books, business accessories, products for children and students, organizing and other wall boards and flexible, laminated wall planners, among others. Day Runner's products are carried by more than 20,000 retail stores across the U.S. and are available in a number of countries in North America, Europe and the Asia-Pacific region.

      With the exception of the actual reported financial results and statements of historical fact, the statements made in this news release are forward looking, reflect the Company's current expectations and involve certain risks and uncertainties. There can be no assurance that the Company's actual future performance will meet the Company's expectations. As discussed in the Company's fiscal 1998 Annual Report on Form 10-K, the Company's future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from the Company's current expectations include, among others: the timing and size of orders from large customers, timing and size of orders for new products, competition, large customers' inventory management, general economic conditions, the health of the retail environment, supply constraints and supplier performance.

      This announcement does not constitute an offer or an invitation to purchase any securities. The offer is not being made, directly or indirectly, in or into Canada, Australia or Japan, and this release is not for distribution in Canada, Australia or Japan.

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(R)Day Runner is a registered trademark of Day Runner, Inc.